Exhibit 99.1

Avantor® Completes Acquisition of VWR

Creates a vertically integrated global competitor in manufacturing and supply chain solutions for the Life Sciences and Advanced Technology Industries

Combined organization optimally positioned to meet customers’ evolving needs,

from discovery through delivery

Center Valley and Radnor, PA., November 21, 2017 – Avantor, Inc., a global supplier of ultra-high-purity materials for the life sciences and advanced technology industries, today announced the successful completion of its acquisition of VWR Corporation (NASDAQ: VWR), the leading global independent provider of product, supply chain, and service solutions to laboratory and production customers. VWR will operate as a wholly-owned subsidiary of Avantor. Michael Stubblefield, Chief Executive Officer of Avantor, will lead the combined company.

The acquisition reflects an enterprise value of approximately $6.5 billion for VWR, with stockholders receiving $33.25 per share in cash. As a result of the closing of the transaction, VWR common stock will cease trading today on the Nasdaq Stock Market.

“The completion of this acquisition marks the beginning of an exciting new chapter for our combined organization,” said Mr. Stubblefield. “The new Avantor is a leading global provider of discovery-to-delivery solutions that offer more value to customers along with an additional layer of supply chain security.”

“With enhanced scale and favorable long-term industry dynamics, we are well positioned to accelerate growth, benefiting from deeper access to the high-growth biopharma, industrial, and applied research sectors. Together we have increased reach and direct channel access, customized logistics and product requirements, and a strong local presence in both developed and emerging markets. Just as important, the combined company will create new opportunities for our stakeholders, including our employees, customers and the industries in which we operate.”

Stubblefield continued, “We are pleased with the significant progress that our cross-functional teams have made through the integration planning process. We intend to successfully combine the best attributes of our operational models, harmonize processes and expand our product and service solutions to best serve our customers. These efforts will create a foundation for success well into the future.”

Manuel Brocke-Benz, former Chief Executive Officer of VWR, commented, “By executing on our business plan and growth strategy, VWR built a truly differentiated company, with broad global distribution capabilities and a breadth of essential products, services and technology offerings for laboratory and production customers around the world. I have every confidence that combining VWR with Avantor’s expertise in high-purity materials will enable the new organization to even better meet our global customers’ evolving needs.”

New Mountain Capital will be the lead shareholder of the combined company. As part of the transaction, the Goldman Sachs Merchant Banking Division is leading an equity investment in the company.

Matt Holt, Managing Director at New Mountain Capital, said, “The combination of Avantor and VWR creates a vertically integrated global company, optimally positioned to drive growth in dynamic sectors and serve an expanding global customer base. We look forward to our continued partnership with management through its next phase of successful value creation.”

Avantor will be the corporate name of the new company, and the VWR name will remain in place as one of the company’s selling channels, ensuring a seamless transition for customers and offering the ability to continue ordering from vwr.com. Avantor will maintain a strong presence in both the Lehigh Valley and Radnor, Pennsylvania regions.

Goldman Sachs, Jefferies LLC, Barclays and JP Morgan acted as financial advisors to Avantor, and Simpson Thacher & Bartlett LLP acted as legal advisor to Avantor. BofA Merrill Lynch acted as exclusive financial advisor to VWR, and Kirkland & Ellis LLP acted as legal advisor.

About Avantor

Avantor is a leading global provider of integrated, tailored solutions for the life sciences and advanced technology industries. Strengthened by the recent acquisition of VWR, the Company is a trusted end-to-end partner to customers and suppliers from discovery to delivery. With operations in more than 30 countries and a diverse portfolio that includes more than four million products, Avantor enables customer success through innovation, cGMP manufacturing and comprehensive service offerings. Collectively, we set science in motion to create a better world.

For more information visit www.settingscienceinmotion.com.

About New Mountain Capital

New Mountain Capital is a New York-based investment firm focused on long-term business-building and growth investments. The firm currently manages private equity, public equity, and credit funds with over $20 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected “defensive growth” industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit www.newmountaincapital.com.

About Goldman Sachs

Founded in 1869, The Goldman Sachs Group, Inc., is a leading global investment banking, securities and investment management firm. Goldman Sachs’ Merchant Banking Division (GS MBD) is the primary center for the firm’s long-term principal investing activity. With nine offices across seven countries, GS MBD is one of the leading private capital investors in the world with equity and credit investments across corporate, real estate, and infrastructure strategies. Since 1986, the group has invested over $170 billion of levered capital across a number of geographies, industries and transaction types. For more information on Goldman Sachs, please visit www.gs.com.

Forward-Looking Statements

This press release includes forward-looking statements that relate to future results and events, and are based on Avantor’s current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “confidence,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” and “would,” or similar words or expressions that refer to future events or outcomes. Forward-looking statements in this press release include Avantor’s expectations regarding the combined business and prospects following its combination with VWR, which are subject to risks, uncertainties and other factors that could have a material adverse impact on the actual results of the combined business.

CONTACTS:

Avantor

Media Contacts:

Allison Hosak

Senior Vice President, Global Communications

610.573.2661

allison.hosak@avantorinc.com

Daniel Yunger / Charlotte Stone

Kekst

212.521.4800

daniel.yunger@kekst.com / charlotte.stone@kekst.com

New Mountain Capital

Media Contact:

Dana Gorman

Abernathy MacGregor

212.371.5999

dtg@abmac.com